EXHIBIT 99.1

Contact: Ms. Bobbi J. Roberts Vice President, Investor Relations 804.967.7879 InvestorRelations@saxonmtg.com

For Immediate Release

Saxon Capital, Inc. Announces Fourth Quarter 2005 Dividend and Payment Information

GLEN ALLEN, VA. (December 20, 2005) - Saxon Capital, Inc. (“Saxon” or the “Company”) (NYSE: SAX), a residential mortgage lending and servicing real estate investment trust (REIT), today announced that its Board of Directors has declared a quarterly cash dividend of $0.50 per share for the quarter ended December 31, 2005, and a special dividend of $0.14 per share. Both dividends are payable on January 11, 2006 to shareholders of record at the close of business on December 30, 2005.

The special dividend is being declared in order to reduce the potential for any excise tax that might be incurred by the Company under REIT tax rules. In addition, in 2006 the Company may be required to declare a dividend related to 2005 taxable income to ensure continued compliance with the REIT rules requiring distribution of 90% of its taxable income.

From time to time in the future, special dividends may be distributed in order to remain in compliance with REIT requirements. For 2006, the Company expects to estimate its taxable income and declare any such dividend in the last month of each quarter. This schedule is subject to change, and specific record and payable dates will be announced each time dividends are declared by the Board of Directors.

Saxon expects that a portion of its 2005 dividends will be characterized as excess inclusion income. Therefore:

•	Tax-exempt shareholders will be subject to unrelated business taxable income (commonly referred to as UBTI) with respect to such excess inclusion income;
•	Non-U.S. shareholders will be subject to the 30 percent U.S. federal withholding tax on this income without reduction under any otherwise applicable income tax treaty; and
•	U.S. shareholders, including taxpaying entities, will not be able to offset such excess inclusion income with net operating losses.

Shareholders in any of these categories should consult a tax advisor.

About Saxon
Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans throughout the United States through its network of brokers, correspondents, and retail branches. As of September 30, 2005, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $26.4 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements
Statements in this news release other than statements of historic fact, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty, which could affect Saxon’s future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from its plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan origination growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of December 20, 2005. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.